EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Announces Additional Workforce Reductions

ELMIRA, N.Y. — July 21, 2009 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced it was further reducing its North American workforce by  approximately 50 employees in response to continued weakness in demand for capital goods due to global economic conditions.  This current workforce reduction represents approximately 10% of the Company’s North America based employment, which is now almost 40% below mid-year 2008.

“Today’s action is very difficult, but necessary given the current business conditions,” said Richard L. Simons, President and Chief Executive Office.  “Orders for machines produced in our Elmira facility have been adversely impacted by the severe economic downturn.  We must continue to size our operations to reflect our incoming order rates, make changes in our business model as necessary, and concentrate on positive cash flow. The difficult staffing decisions made over the past 13 months have enabled the Company to maintain a solid financial footing despite the continuation of unfavorable business conditions.  As of June 30, 2009, Hardinge is in a positive net cash position reflecting a consolidated cash balance of $16.5 million, compared to total debt of $12.2 million.”

The Company also announced that it will release second quarter results and conduct its investor conference call on August 6, 2009.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, metal-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2008 approximately 69% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

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This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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